Exhibit 10.6

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Confidential Treatment Requested by Inhibitor Therapeutics, Inc.,

IRS Employer Identification No. 30-0793665

***CONFIDENTIAL TREATMENT REQUESTED***

NOTE: CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “[***]”

EXCLUSIVE LICENSE AGREEMENT

Johns Hopkins University and Inhibitor Therapeutics

JHU Agreement Number A43355

This AGREEMENT is entered into by and between the Johns Hopkins University (“JHU”), a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 and, Inhibitor Therapeutics (“LICENSEE”), a Delaware corporation having an address at 4905 Westshore Blvd Tampa FL 33611 and is effective on the 6th day of December 2023 (“EFFECTIVE DATE”).

RECITALS

A.	JHU owns, by assignment or otherwise from members of its faculty and staff, certain valuable inventions, know-how, data, material, as specified in Exhibit A-1, which JHU desires to have commercialized to make useful products and services available for the benefit of the public, including members of undeveloped countries and poor populations, as soon as possible, in accordance with JHU’s mission and purpose.

B.	LICENSEE desires to obtain certain rights in accordance with this AGREEMENT so that it may develop, manufacture, use and/or distribute certain products and services for public use and benefit as soon as possible.

The parties agree, with the intent to be legally bound, as follows:

1.	DEFINITIONS AND SCOPE

Capitalized terms have the meanings provided by Exhibit B or as defined in the body of this AGREEMENT.

2.	GRANT OF LICENSES

2.1.	Grant of Exclusive Patent License. Subject to this AGREEMENT, JHU grants LICENSEE an exclusive license under the LICENSED PATENTS to make, have made, use, import, export, offer to sell and sell LICENSED PRODUCTS in the LICENSED TERRITORY and FIELD OF USE and to grant SUBLICENSES subject to the limitations provided by this AGREEMENT.

2.2.	Affiliate Rights and Obligations. The LICENSED RIGHTS granted herein extend to AFFILIATES, except that AFFILIATES may not grant SUBLICENSES without JHU’s written consent. An AFFILIATE that exercises rights under this AGREEMENT shall automatically be bound by all terms and conditions of this AGREEMENT, including but not limited to indemnity and insurance provisions and the obligation to pay ROYALTIES. All acts or omissions by an AFFILIATE shall be considered acts or omissions of LICENSEE, which is, and shall remain, liable for them.

2.3.	Sublicense Notification. LICENSEE shall provide a complete and unredacted copy of each SUBLICENSE to JHU within thirty (30) days of execution. Each SUBLICENSE shall (i) expressly reference this AGREEMENT and declare void and unenforceable against JHU any terms contrary to this AGREEMENT; (ii) prohibit sublicensing by the SUBLICENSEE; (iii) expressly incorporate the Articles (inclusive of subsections) of this AGREEMENT numbered 4, 5, 6, 7, 8, 9, 10, 11, and 12 for the benefit of JHU; and (iv) acknowledge JHU as a third party beneficiary of the SUBLICENSE having the right to audit and enforce its terms and (v) expressly require SUBLICENSEE to provide LICENSEE diligence reports on an annual basis for the express purpose of providing those SUBLICENSEE diligence reports to JHU. In addition, each SUBLICENSE shall provide for its own immediate termination or expiration upon termination or expiration of this AGREEMENT, unless LICENSEE’s entire right and interest in such SUBLICENSE (including all rights to receive ROYALTIES and other payments) is assigned in writing to JHU with JHU’s consent, which shall not be unreasonably withheld or delayed. Failure to comply with the requirements of this Section 2.4 shall cause any purported SUBLICENSE to be void.

2.4.	Retained Research and Publication Rights. JHU retains the unrestricted right, on behalf of itself, its faculty, and staff and non-profit academic or research institutions to whom JHU extends such rights, to practice and use any LICENSED RIGHTS described in Exhibit A-1 for any research or non-profit purpose, including sponsored research and collaborations with commercial entities and assessment and treatment of patients at Johns Hopkins Health System/JHU institutions. In addition, the right of JHU’s faculty and staff to publish all information concerning what is described in Exhibit A-1 shall not be restricted by this AGREEMENT.

2.5.	Government Rights. LICENSED PATENTS arising from research funded in whole or part by the United States government are subject to the Bayh Dole Act and its implementing regulations (35 U.S.C. §§ 200-204, 37 CFR Part 401) (collectively, “Bayh Dole Obligations”), including requirements to take effective steps in a reasonable time to achieve practical application of the LICENSED PATENTS in the FIELD OF USE and to assure LICENSED PRODUCTS sold or produced in the United States be “manufactured substantially in the United States.” LICENSEE shall comply with and cooperate with JHU in assuring compliance with the Bayh Dole Obligations. JHU’s obligations under Title 35 Sections 200-204 of the United States Code include the grant of an irrevocable, non-exclusive, nontransferable, royalty-free worldwide license to LICENSED PATENTS by JHU to the United States government, and a statement of United States government patent rights on all LICENSED PATENTS. All determinations of federal research funding involvement will be made solely by JHU, and JHU’s determination shall be honored by LICENSEE.

2.6.	Humanitarian Rights and Obligations.

2.6.1.	The parties will cooperate such that essential medicines developed under this AGREEMENT can be made available in LEAST DEVELOPED COUNTRIES. JHU agrees to consider reasonable requests of LICENSEE for a commensurate reduction of payment obligations to JHU to facilitate the availability of LICENSED PRODUCTS in such countries.

2.6.2.	JHU retains the right to grant rights to manufacture, use, distribute, sell and import the LICENSED RIGHTS described in Exhibit A-1 to a QUALIFIED HUMANITARIAN ORGANIZATION for HUMANITARIAN PURPOSES, provided that any such grant shall expressly prohibit the manufacture, use, distribution, sale or importation of any LICENSED PRODUCT in a country other than a LEAST DEVELOPED COUNTRY. Prior to granting such rights, JHU will notify LICENSEE, which shall have the first right to grant such rights to such QUALIFIED HUMANITARIAN ORGANIZATION.

2.7.	Commercial Development Sublicenses. In the event LICENSEE is unable or unwilling to develop a LICENSED PRODUCT for an unserved market, use, indication or territory, upon JHU’s request, LICENSEE shall negotiate with one or more potential sublicensees identified by JHU to authorize development of such product. LICENSEE shall not, however, be obligated to enter into a sublicense that poses a material risk to the successful development and commercialization of LICENSED PRODUCTS by LICENSEE.

2.8.	Exclusions. Nothing in this AGREEMENT imposes obligations on JHU or grants rights in any JHU technology, intellectual property, or other assets except as expressly identified in this AGREEMENT. Except as specifically provided in this AGREEMENT, JHU does not have any obligation to provide to LICENSEE any know how, inventions, data, materials, or assistance.

3.	DILIGENCE AND DILIGENCE REPORTS

3.1.	Milestones. LICENSEE shall achieve the MILESTONES set forth in Exhibit A-3 and shall notify JHU of the achievement of each MILESTONE within thirty (30) days of achieving them.

3.2.	Extension of Diligence Milestone. LICENSEE may request, in writing, an extension of the period for achieving a diligence MILESTONE set forth in Exhibit A-3 (each a MILESTONE) by up to six months. JHU will grant the requested extension provided (i) LICENSEE has diligently pursued achievement of the MILESTONE; and (ii) LICENSEE remits with the request the milestone payment amount due upon achievement of the delayed MILESTONE. The extension of a MILESTONE shall automatically extend the deadline for subsequent MILESTONES of Exhibit A-3 respecting the same subject matter by like amount. LICENSEE may seek extensions for MILESTONES no more than twice during the term of this AGREEMENT.

3.3.	Diligence Reports. Annually, on or before March 1 of each year, LICENSEE shall submit a Diligence and Annual Report for the prior calendar year to JHU substantially in the form attached as Exhibit D and in sufficient detail to facilitate JHU’s compliance with its Bayh Dole Obligations.

4.	FEES, ROYALTIES, AND MILESTONES CONSIDERATION

4.1.	Licensee’s Obligation to Pay Fees, Royalties and Other Payments. As partial consideration for the rights granted by JHU under this AGREEMENT, LICENSEE shall pay to JHU all ROYALTIES, fees, PAST PATENT COSTS, PATENT COSTS, SUBLICENSE NON-ROYALTY CONSIDERATION, and other payments LICENSED PARTIES are required to pay JHU under this AGREEMENT. SALES, actions, or omissions by any LICENSED PARTY are deemed to be SALES, actions, or omissions of LICENSEE.

4.2.	Upfront License Fee. LICENSEE shall pay to JHU a nonrefundable UPFRONT LICENSE FEE as specified in Exhibit A-2 within thirty (30) days of the EXECUTION DATE. The UPFRONT LICENSE FEE paid by LICENSEE to JHU shall not be credited towards any other payments LICENSEE is required to pay JHU under this AGREEMENT.

4.3.	Patent Costs. LICENSEE shall reimburse JHU for all PAST PATENT COSTS specified in Exhibit A-2 within thirty (30) days of the EXECUTION DATE. PATENT COSTS will be invoiced to LICENSEE on a rolling basis as processed by JHU or JHU’s patent counsel and are due and payable within thirty (30) days of receipt by LICENSEE. If agreed upon by JHU and LICENSEE, JHU shall arrange for patent counsel to bill PATENT COSTS directly to LICENSEE.

4.4.	Minimum Annual Royalty. By January 1 of each calendar year, LICENSEE shall pay JHU the MINIMUM ANNUAL ROYALTY (“MAR”) specified in Exhibit A-2. MAR payments are non-refundable and will be credited against ROYALTIES incurred by LICENSEE for the calendar year in which the MAR was due. No MAR credits will be applied to ROYALTIES incurred in prior or subsequent calendar years.

4.5.	Royalties on Licensed Products and Reports. Within thirty (30) days of the end of each calendar quarter, LICENSEE shall pay ROYALTIES in accordance with Exhibit A-2 and submit the electronic Excel Quarterly SALES & ROYALTY Report set forth in Exhibit C. ROYALTIES shall be paid on all SALES, use or manufacture of LICENSED PRODUCTS in the LICENSED TERRITORY by all LICENSED PARTIES.

4.6.	Milestone Payments. Within thirty (30) days of achieving a MILESTONE (or, if achieved by an AFFILIATE or a SUBLICENSEE, LICENSEE agrees to notify JHU of such achievement within thirty (30) days of LICENSEE learning of such achievement), LICENSEE shall pay the related milestone payment to JHU as specified in Exhibit A-3.

4.7.	Patent Expiration and Royalty Adjustments.

4.7.1.	Expiration of Valid Claims. Upon expiration of all VALID CLAIMS, on a LICENSED PATENT-by-LICENSED PATENT and LICENSED PRODUCT-by-LICENSED PRODUCT basis, the applicable royalty rate shall be reduced by 50%.

4.7.2.	Competing Launch. LICENSEE’s obligation to pay ROYALTIES on any LICENSED PRODUCT shall immediately be reduced by fifty percent (50%), on a country-by-country basis, upon (a) the commercial launch by a THIRD PARTY of a an approved itraconazole product (“Competing Launch”) and (b) NET SALES REVENUE in a calendar quarter of such LICENSED PRODUCT in that particular country is reduced by more than twenty percent (20%) from the average NET SALES REVENUE for such LICENSED PRODUCT in such country compared to the average NET SALES REVENUE for such LICENSED PRODUCT for the previous eight (8) quarters prior to Competing Launch.

4.7.3.	Cumulative Deductions. Any reductions set forth in Sections 4.7.1 and 4.7.2 above shall be applied to the applicable ROYALTY rate as set forth in Exhibit A-2 in the order in which the event triggering such reduction occurs; provided, however, that at no time shall the applicable ROYALTY rate be reduced to less than fifty percent (50%) of the ROYALTY rate set forth in Exhibit A-2.

4.8.	Royalty Duration. LICENSEE’s obligation to pay ROYALTIES on SALES of each LICENSED PRODUCT, on a country-by-country and LICENSED PRODUCT-by- LICENSED PRODUCT basis, shall remain in effect for the longer of (i) ten (10) years from date of FIRST COMMERCIAL SALE, or (ii) the expiration of all VALID CLAIMS.

4.9.	Sublicense Non-Royalty Consideration. LICENSEE shall pay to JHU the SUBLICENSE NON-ROYALTY CONSIDERATION as stated on Exhibit A-2 within sixty (60) days of receipt of SUBLICENSE NON-ROYALTY CONSIDERATION by LICENSEE.

4.10.	Assignment Fee. LICENSEE shall pay to JHU an assignment fee as provided for in Exhibit A-4 within sixty (60) days of receipt of assignment consideration from its assignee.

4.11.	Voucher Redemption and Transfer. Within sixty (60) days of a VOUCHER transfer or redemption by LICENSEE, LICENSEE shall pay to JHU the applicable fee as provided for in Exhibit A-2.

4.12.	Currency. All payments by LICENSEE to JHU shall be made in U.S. Dollars. Computation of conversion to U.S. Dollars from foreign currency transactions shall be made on a quarterly basis using the exchange rate quoted by United States Federal Reserve Bank for the last business day of the calendar quarter for which payment is due.

4.13.	Non-U.S. Taxes. LICENSEE shall pay all non-U.S. taxes imposed on all amounts payable by LICENSEE under this AGREEMENT. Such tax payments are not deductible from any payments due to JHU. If any amounts payable by LICENSEE to JHU under the AGREEMENT are subject to withholding tax, LICENSEE shall gross up such amounts to account for such withholding taxes due by LICENSEE. LICENSEE shall provide any tax forms that are required for payments to JHU within 10 business days of execution of this AGREEMENT and within ten (10) business days of each January 1st during the term of the AGREEMENT.

4.14.	Invoicing by JHU. Payments shall be due in accordance with this AGREEMENT regardless of whether or not invoiced by JHU. Should JHU send an invoice to LICENSEE, it may do so in electronic form via e-mail sent to the e-mail address supplied by LICENSEE from time to time and will be deemed received by LICENSEE upon transmission.

4.15.	Purchase Orders. If at any time LICENSEE requires a Purchase Order to complete payment to JHU under this AGREEMENT or a new Purchase Order number is issued on an annual basis, LICENSEE shall provide Purchase Order No. with JHU Agreement A43355 to JHTVReports@JHU.edu or other email address provided by JHTV. Alternatively, LICENSEE may inform JHU of need for or change in Purchase Order number on the electronic Excel Quarterly Royalty and Sales Report.

4.16.	Payment Methods. All payments to JHU shall be made either by check or wire transfer, in accordance with the payment instructions set forth in Exhibit A-2 as may be updated from time to time.

4.17.	Interest. Payments not received when due shall bear interest at the rate of six percent (6%) per annum (compounded monthly) from the date due until paid in full.

5. ROYALTY REPORTS AND ACCOUNTING

5.1.	Royalty Reports. Beginning with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT, LICENSEE shall thereafter submit to JHU a Quarterly Sales and Royalty Report thirty (30) days after the end of each calendar quarter (even if there are no sales during that quarter), along with royalty payment under Section 4.5. LICENSEE agrees to submit an electronic Excel royalty report using the electronic royalty report template provided by JHU. This report will be in the form of Exhibit C and will state the number, description, and aggregate SALES of LICENSED PRODUCTS during the completed calendar quarter. All indicated columns shall be populated as they pertain to the completed calendar quarter with adjustments and unusual occurrences documented.

5.2.	Accounting and Audit Rights. Each LICENSED PARTY shall maintain complete and accurate books and records, for no less than seven years, relating to the rights and obligations under this AGREEMENT and any amounts payable to JHU. Such books and records shall include information sufficient to permit JHU to confirm the accuracy and completeness of any payments and reports delivered to JHU and compliance in all other respects with this AGREEMENT. Upon 14 days’ notice, a LICENSED PARTY shall make such books and records available for inspection by JHU or its designee during normal business hours, to verify any reports, accuracy, and completeness of payments and/or compliance with this AGREEMENT. In the event the inspections show an underpayment to JHU of 5% or more for any quarter during the period examined, LICENSEE shall bear the full cost of the inspection, which shall be due and payable (along with past due ROYALTY, ROYALTY shortfall and other payment amounts plus interest per Section 4.18 from the date that such payments should have been made to JHU) within thirty (30) days of receiving notice from JHU of the inspection results. JHU may exercise this inspection right not more than annually unless prior inspections show consistent underpayment of 10% or more (in which case JHU may conduct follow up inspections at its discretion).

5.3.	Statute of Limitations. Notwithstanding any applicable statute of limitation, LICENSEE agrees that it shall pay JHU for any underpayments revealed by an inspection for a period of seven (7) years prior to the inspection.

5.4.	Final Royalty Report and Payment. Within ninety (90) days of termination of this AGREEMENT, each LICENSED PARTY shall submit a final written Sales and Royalty Report and pay all outstanding amounts due under this AGREEMENT.

6. CONFIDENTIAL INFORMATION

6.1.	Term of Confidentiality. During the term of this AGREEMENT and for a period of two years thereafter, the parties agree that all CONFIDENTIAL INFORMATION disclosed by a party shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any third party unless agreed to in writing by the disclosing party or compelled by a court of competent jurisdiction; nor shall any such CONFIDENTIAL INFORMATION be used by the receiving party for any purposes other than those contemplated by this AGREEMENT.

6.2.	Standard for Confidentiality. Each party shall maintain the security of CONFIDENTIAL INFORMATION it receives from the other party by employing reasonable safeguards that are no less secure than those used to protect its own confidential records.

6.3.	Permitted Disclosures. These obligations respecting CONFIDENTIAL INFORMATION do not preclude disclosures about this AGREEMENT and amounts paid by LICENSED PARTIES as part of routinely prepared summary documents or financial reports, nor do they impede or impair JHU’s exercise of retained research and publication rights pursuant to Section 2.5.

7. DISCLAIMERS, LIABILITY LIMITATION

7.1.	DISCLAIMER. JHU MAKES NO WARRANTIES UNDER THIS AGREEMENT. ALL TANGIBLE AND INTANGIBLE MATTER, INTELLECTUAL PROPERTY, TECHNOLOGY, RIGHTS, DATA, KNOW-HOW, AND MATERIALS (“DELIVERABLES”) LICENSED, GRANTED, OR PROVIDED BY JHU ARE “AS IS.” JHU MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, USEFULNESS, TITLE, NONINFRINGEMENT, VALIDITY, ENFORCEABILITY, USE, UTILITY, SCOPE, OR SUCCESFUL OPERATION OF DELIVERABLES.

7.2.	LIMITS OF LIABILITY. SUBJECT TO LICENSEE’S INDEMNIFICATION OBLIGATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, SUCH AS LOSS OF PROFITS OR INABILITY TO USE DELIVERABLES, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Under no circumstances shall JHU be liable for damages in excess amounts received by JHU under this AGREEMENT during the 12 months prior to the event giving rise to the claim for damages.

8. INDEMNITY AND INSURANCE

8.1.	Indemnification. LICENSEE and each applicable LICENSED PARTY (each an “Indemnitor” and collectively “Indemnitors”) shall protect, defend, and indemnify the JHU INDEMNITEES from and against any claims, losses, or damages of third parties (i) allegedly arising from or related in any way to any act or omission of an Indemnitor performing or exercising rights granted under this AGREEMENT, or (ii) allegedly caused by or arising in any way from LICENSED PRODUCTS. Indemnitors shall pay to defend the JHU INDEMNITEES against any claim subject to this Section 8.1 with counsel reasonably acceptable to JHU, and shall pay and/or hold the JHU INDEMNITEES harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any such lawsuit, claim, demand or other action, whether or not any JHU INDEMNITEE is named as a party defendant in any such lawsuit and whether or not the JHU INDEMNITEES are alleged to be negligent or otherwise responsible for any injuries to persons or property.

8.1.1.	Exclusions. The LICENSED PARTY Indemnification obligation as stated herein excludes: (i) claims arising solely from the practice by JHU of its retained rights under Section 2.5 of this AGREEMENT; and (ii) claims arising solely from the negligent use or administration by a JHU INDEMNITEE of a LICENSED PRODUCT (but any related claim of product liability or Indemnitor negligence shall remain subject to Indemnification).

8.1.2.	Notice, Cooperation, and Participation. JHU or a JHU INDEMNITEE shall provide LICENSEE with prompt notice of any claims subject to indemnification and will provide reasonable cooperation in the investigation and defense of such claims. JHU shall have the right to participate in the defense of any claim with counsel of its choice and at its own expense. JHU shall have the right to approve any settlement against JHU or that imposes any liability or obligation on JHU.

8.2.	Insurance. LICENSEE shall, continuing throughout the term of this AGREEMENT and for a period of three years thereafter, obtain and maintain, in full force and effect and at LICENSEE’s sole cost and expense, the insurance coverage as set forth in Exhibit E. LICENSEE shall provide written proof of such insurance coverage to JHU within 30 days of EXECUTION DATE or initial coverage, whichever is later, and each renewal thereof. This AGREEMENT and the licenses granted herein shall immediately and automatically terminate in the event LICENSEE or a LICENSED PARTY (as applicable) fails to obtain the required insurance or if the insurance lapses or is cancelled.

8.3.	Survival. The foregoing indemnification obligations shall survive termination or expiration of this AGREEMENT and shall not be subject to any limitation of liability set forth in this AGREEMENT.

9. PATENTS

9.1.	Title and Authority. JHU shall retain and hold title to all patents and patent applications included in the PATENT RIGHTS. JHU retains all decision-making authority with respect to patent filing and prosecution of the PATENT RIGHTS.

9.2.	Domestic Filing and Prosecution. JHU shall have sole control over the selection of counsel, filing, prosecution, maintenance, and management of all issued patents and pending and future patent applications in the United States that are subject to this AGREEMENT. JHU, at LICENSEE’s expense, shall have the right to file, prosecute and maintain all patents and patent applications included in the PATENT RIGHTS. JHU shall request its patent counsel to timely copy LICENSEE on all official actions and written correspondence with any patent office and to afford LICENSEE an opportunity to comment on prosecution matters. LICENSEE may elect to abandon its participation in, and rights to, a patent application or issued patent filed in the United States, provided, that LICENSEE notifies JHU in writing at least ninety (90) days before any due date for any pending Office Action or matter or any maintenance fee due date in the case of an issued patent. Such election shall not relieve LICENSEE of the obligation to reimburse JHU for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before JHU received actual notice of LICENSEE’s abandonment. Thereafter, JHU may file, prosecute, and/or maintain such patent applications or patents at its own expense and for its own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS. Failure to provide such notification may be considered by JHU to be LICENSEE’s authorization to proceed at LICENSEE’s expense.

9.3.	Foreign Filing and Prosecution. Upon LICENSEE’s written request and at LICENSEE’s expense, JHU will file and prosecute PATENT RIGHTS in one or more foreign jurisdiction. JHU or its designee shall have sole control over the selection of counsel, filing, prosecution, maintenance, and management of all foreign issued patents and pending and future patent applications that are subject to this AGREEMENT. Upon written notification to JHU and its patent counsel at least ninety (90) days in advance of any filing, response, or fee deadline, LICENSEE may elect to abandon its participation in, and rights to, a patent application filed in a foreign jurisdiction. Such election shall not relieve LICENSEE of the obligation to reimburse JHU for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before JHU received actual notice of LICENSEE’s abandonment. Thereafter, JHU may file, prosecute, and/or maintain such foreign patent applications or patents at its own expense and for its own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS.

9.4.	Common Interest. All non-public information exchanged between JHU and the LICENSED PARTIES or their respective counsel regarding preparation, filing, prosecution, and maintenance of the PATENT RIGHTS shall be deemed CONFIDENTIAL INFORMATION. In addition, the parties acknowledge and agree that, with respect to such preparation, filing, prosecution and maintenance of the PATENT RIGHTS, the interests of the parties are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this AGREEMENT constitutes a waiver of, any legal privilege concerning the PATENT RIGHTS or the CONFIDENTIAL INFORMATION, including privilege under the common interest doctrine and similar or related doctrines.

9.5. Infringement.

9.5.1.	Notification of Infringement by third party. Each party will promptly notify the other in writing in the event it discovers, receives notice of, or otherwise reasonably suspects infringement by a third party.

9.5.2.	Suits for Infringement. LICENSEE shall have the first right, at its own expense, to initiate and prosecute an infringement action against one or more third parties to enforce the LICENSED PATENTS in the FIELD OF USE in the LICENSED TERRITORY, provided that LICENSEE: (i) notifies JHU at least ninety (90) days in advance of any such suit; (ii) does not file said action without the prior written consent of JHU; and (iii) carefully considers the views of JHU and the public interest in making its decision whether or not to file suit. LICENSEE: (i) shall not initiate an infringement action in the absence of a good faith belief in the infringement, validity and enforceability of the asserted claims after reasonable investigation, (ii) shall at all times keep JHU informed as to the status of the action and shall consult with JHU throughout the action; and (iii) shall at all times carefully consider the views of JHU with respect to any infringement action, including, for example, choice of litigation counsel, venue, and litigation strategy. LICENSEE shall not initiate and prosecute an infringement action if such infringement action will materially harm or impair JHU’s not for profit mission to serve the public. LICENSEE shall pay to JHU 20% of any monetary award, settlement or recovery, net of all reasonable LICENSEE and JHU attorneys’ fees and out-of-pocket costs and expenses paid to third parties by LICENSEE and/or JHU in connection with each suit or settlement.

9.5.3.	JHU’s Secondary Right to Enforce. LICENSEE understands and agrees that JHU has no obligation to bring suit against third parties for infringement of the LICENSED PATENTS. In the event LICENSEE does not initiate an infringement action within ninety (90) days after its discovery of or receiving notification of alleged infringement, JHU may initiate and prosecute such infringement action in its sole discretion and on its own behalf. LICENSEE shall reasonably cooperate in such litigation at JHU’s request, including as a co-plaintiff, and agrees to provide any evidence, witnesses or other support of litigation as needed at its own expense. Upon initiation of an infringement action by JHU, JHU shall have the sole right to seek resolution of the alleged infringement through litigation, settlement agreement or otherwise. After the ninety-day period of discovery/notice has elapsed, LICENSEE shall not be permitted to transfer its rights or sublicense the LICENSED PATENTS or otherwise reach an agreement with any suspected infringer that would impact JHU’s action in any way. Any recovery from JHU’s action shall be for JHU’s sole benefit and account. All communications concerning a suit or potential suit against a third party between JHU, and LICENSEE shall be treated as CONFIDENTIAL INFORMATION and are agreed to be subject to all available privileges and protections including the joint defense privilege and common interest privilege.

9.6.	Third Party Invalidity Actions. LICENSEE shall defend at LICENSEE’s expense any declaratory judgment or other action brought by a third-party naming LICENSEE and/or JHU as a defendant and alleging invalidity of any of the PATENT RIGHTS unless such action is brought as a counterclaim to a suit against the third party initiated by JHU pursuant to JHU’s secondary right to enforce. JHU may, in its sole discretion and at its own expense, assume control of the defense of any third-party action, in which case LICENSEE shall cooperate fully with JHU in such defense at its own expense.

9.7.	Waiver of Invalidity Claims. LICENSEE, on behalf of itself, AFFILIATEs, and SUBLICENSEEs, understands and agrees that transfer of LICENSED RIGHTS under this AGREEMENT will confer substantial benefits to them, even in the absence of one of more VALID CLAIMS. Such benefits include “early mover” advantage. In addition, LICENSEE on behalf of itself, AFFILIATEs, and SUBLICENSEEs understands and agrees that the consideration paid for LICENSED RIGHTS reflects the nature and risks of early-stage technology, and the consideration required for a license to later stage technology would be significantly higher. Accordingly, each LICENSED PARTY agrees that it shall not initiate any action or proceeding to invalidate PATENT RIGHTS and hereby waives any rights they may have to do so.

9.8.	Patent Challenges. Notwithstanding the foregoing, if a LICENSED PARTY initiates an action or proceeding challenging the validity or scope of PATENT RIGHTS or that a LICENSED PRODUCT practices the PATENT RIGHTS, the following shall apply:

a)	JHU may terminate this AGREEMENT upon written notice to LICENSEE and/or the LICENSED PARTY.

b)	No payments or reports required by this AGREEMENT shall be suspended or delayed during any challenge to PATENT RIGHTS and no such payments shall be subject to refund or recoupment for any reason.

c)	Not less than ninety (90) days prior to initiating any challenge to a PATENT RIGHTS, the party challenging PATENT RIGHTS (the “Challenging Party”) shall provide written notice of the expected challenge to JHU which shall include a clear statement of the factual and legal basis for the challenge, and an identification of all prior art, documents, products, or other matter the Challenging Party believes to provide a basis for such challenge.

d)	If such action or proceeding determines that at least one claim of the PATENT RIGHTS is a VALID CLAIM or practiced by a LICENSED PRODUCT, LICENSEE and the Challenging Party shall, thereafter, pay to JHU three times all payment amounts which LICENSEE and Challenging Party would otherwise be required to be paid under this AGREEMENT, other than PATENT COSTS. LICENSEE shall not be obligated to pay increased charges if it is not a party to the challenge to PATENT RIGHTS, has not assisted or facilitated the challenge, and has fully cooperated with JHU in the defense of such challenge.

9.9.	Marking. All LICENSED PRODUCTS shall be marked with the number of the applicable licensed patent(s) in accordance with each country’s patent laws.

10. DISPUTES.

10.1.	Governing Law, Jurisdiction and Venue. This AGREEMENT shall be construed, and legal relations between the parties shall be determined, in accordance with the laws of the State of Maryland applicable to contracts executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the AGREEMENT shall be brought in the state or federal courts located in Baltimore, Maryland. Both parties hereby waive their right to a jury trial and consent to jurisdiction in such courts with respect to any disputes between them.

10.2.	Resolution. The parties shall attempt in good faith to resolve all disputes through means other than litigation, such as mediation, arbitration, or structured negotiations. Each party agrees that, prior to initiating litigation, it will confer with other party about alternatives to litigation that may enable them to resolve the dispute fairly and efficiently.

11. TERM AND TERMINATION

11.1.	Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall continue until the later of (i) the date of expiration of the last to expire patent included within PATENT RIGHTS, or (ii) the Royalty Duration pursuant to Section 4.8 of this Agreement. LICENSEE shall not make, use, sell, import, export or offer for sale any LICENSED PRODUCTS after termination of this AGREEMENT.

11.2.	Licensee Termination for Convenience. LICENSEE may terminate this AGREEMENT upon ninety (90) days’ advance written notice.

11.3.	JHU Termination for Cause. JHU may terminate this AGREEMENT upon thirty (30) days’ written notice to LICENSEE in the event of any material breach hereof, provided, that LICENSEE does not cure such breach prior to expiration of such thirty (30) day period. JHU may terminate this AGREEMENT immediately upon written notice to LICENSEE in the event of a material breach that is incapable of cure. A material breach may include:

a)	LICENSEE’s delinquency with respect to payment or reporting.

b)	Failure to timely achieve a MILESTONE specified in Exhibit A-3 or otherwise failing to diligently develop, commercialize, and sell LICENSED PRODUCTS throughout the term of this AGREEMENT.

c)	Non-compliance with record keeping or audit obligations as stated in Articles 3 and 5 of this AGREEMENT.

d)	Voluntary bankruptcy or insolvency of LICENSEE.

e)	Non-compliance with LICENSEE’S insurance obligations.

11.4.	Licensee Obligations Upon Termination or Expiration. Upon expiration or termination of this AGREEMENT for any reason, LICENSEE shall remit payment to JHU for all amounts due or incurred prior to the effective date of termination, and any non-cancellable expenses (such as PATENT COSTS) undertaken prior to termination.

11.5.	Effect of Termination. Upon termination of this AGREEMENT, all rights and licenses granted by JHU to LICENSEE under this AGREEMENT shall terminate and all rights in, to, and under the LICENSED RIGHTS will revert to JHU.

12. Miscellaneous.

12.1.	Use of Name. LICENSEE may not use the name, trademarks, logos, or trade dress of The Johns Hopkins University, The Johns Hopkins Health System, and any of their constituent parts, such as JHU, Johns Hopkins, Hopkins, the Johns Hopkins Hospital, Johns Hopkins Medicine or any contraction thereof or the name of INNOVATORS in any advertising, promotional literature, Web sites, electronic media applications, sales literature, fundraising documents, or press releases and other print or electronic communications without prior written consent from an authorized representative of JHU. Any request to make use of such names shall be made at least thirty (30) business days in advance of any proposed use and may be made by written request through JHTV. JHU shall have the right to list LICENSEE and display the logotype or symbol of LICENSEE on JHU’s website and on JHU publications as a licensee of JHU technology.

12.2.	Independent Parties. Nothing in this AGREEMENT shall be construed to create any agency, employment, partnership, joint venture, or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty, or representation binding on the other.

12.3.	Notice of Claim. Each party shall give the other party or its representative prompt notice of any suit or action filed, or of any claim made against them arising out of the performance of this AGREEMENT.

12.4.	No Assignment. Neither party may assign this AGREEMENT, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, LICENSEE may assign this AGREEMENT in accordance with the terms and transfer fee requirements set forth in Exhibit A-4.

12.5.	Notices. Any notice under any of the provisions of this AGREEMENT shall be deemed given when deposited in the mail, postage prepaid, registered or certified first- class mail or by nationally-recognized private mail carrier and addressed to the applicable party at the address stated below, or such other address as such party shall specify for itself by like notice to other party. Transmission of notice by electronic mail is insufficient to meet the requirements of this provision.

If to JHU:

Executive Director

Johns Hopkins Technology Ventures

1812 Ashland Avenue, Suite 110

Baltimore, Maryland 21205

If to LICENSEE:

Francis E. O’Donnell, Jr, MD, Chairman

Inhibitor Therapeutics, Inc.

4905 Westshore Blvd

Tampa FL 33611

LICENSEE contacts by agreement function:

Legal, Patent, and Licensing:

David Moser, General Counsel 4

905 Westshore Blvd

Tampa Florida 33611

Billing, Insurance and Reporting:

James A. McNulty, CPA, CFO

Inhibitor Therapeutics, Inc.

4905 Westshore Blvd

Tampa FL 33611

12.6.	Export Control. Certain of the LICENSED RIGHTS may be subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances that such transfers shall not be made to certain foreign countries without prior approval of such agency. LICENSEE or the applicable LICENSED PARTY shall fully comply with such export control laws. JHU makes no representation respecting the requirements for such a license, or that, if required, that such a license will be issued.

12.7.	Successors and Assigns. This AGREEMENT shall bind and inure to the benefit of the successors and permitted assigns of the parties.

12.8.	No Waivers; Severability. No waiver of any breach of any provision of this AGREEMENT shall constitute a waiver of any other breach of the same or other provision of this AGREEMENT, and no waiver shall be effective unless made in writing and signed by the party waiving. Any provision of this AGREEMENT prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted without affecting any other provision of this AGREEMENT, which shall be interpreted so as to most fully achieve the intentions of the parties.

12.9.	Entire Agreement. This AGREEMENT supersedes all previous agreements and understandings relating to its subject matter, whether oral or in a writing, and constitutes the entire agreement of the parties and shall not be amended or altered in any respect except in a writing executed by the parties.

12.10.	No Agency. LICENSEE agrees that no representation or statement by any JHU employee shall be deemed to be a statement or representation by JHU, and that LICENSEE was not induced to enter this AGREEMENT based upon any statement or representation of JHU, or any employee of JHU. JHU is not responsible for any publications, experiments or results reported by any JHU employee prior to, or after, the EFFECTIVE DATE, including those reported by any of the INNOVATORS.

12.11.	Binding Agreement. Exchange of this AGREEMENT in draft or final form between the parties shall not be considered a binding offer, and this AGREEMENT shall not be deemed final or binding on either party until the final AGREEMENT has been signed by both parties

12.12.	Delays or Omissions. Except as expressly provided by this AGREEMENT, no delay or omission to exercise any right, power or remedy accruing to any party, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other prior or subsequent breach or default. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this AGREEMENT, or any waiver on the part of any party of any provisions or conditions of this AGREEMENT, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this AGREEMENT or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.13.	Survival. All representations, warranties, covenants, and agreements made in this AGREEMENT and which by their express terms or by implication are to be performed or continue to apply after the execution and/or termination of this AGREEMENT or are prospective in nature shall survive such expiration and/or termination. In addition, and for avoidance of doubt, the following articles shall survive any termination or expiration: Articles 5, 6, 7, 8, 9, 10, and 11.

12.14.	No Third-Party Beneficiaries. Nothing in this AGREEMENT shall be construed as giving any person, firm, corporation, or other entity, other than the parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this AGREEMENT or any provision hereof.

12.15.	Headings. Article headings are for convenient reference and are not a part of this AGREEMENT. All referenced Exhibits are part of this AGREEMENT.

12.16.	Electronic Signature. Any signature, including any electronic symbol or process affirmatively attached to or associated with this AGREEMENT and adopted by JHU or LICENSEE to sign, authenticate, or accept such contract or record acceptance of the AGREEMENT, hereto shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of EFFECTIVE DATE. The undersigned verify that they have the authority to bind to this AGREEMENT the party on behalf of which they are executing.

This AGREEMENT includes the following Exhibits:

Exhibit A: Financial Terms

Exhibit A-1: LICENSED RIGHTS, FIELD OF USE, and LICENSED TERRITORY

Exhibit A-2: PATENT COSTS, Fees, ROYALTIES, and Payment Terms

Exhibit A-3: MILESTONES

Exhibit A-4: Permitted Assignment

Exhibit B: Definition of Terms

Exhibit C. Quarterly Sales & Royalty Report Form

Exhibit D: Diligence and Annual Report Form

Exhibit E: Insurance

Johns Hopkins University		Inhibitor Therapeutics

By:	/s/ StevenL. Kousouris	By:	/s/ Francis E. O’Donnell, Jr., MD

Name:	StevenL. Kousouris	Name:

Title:	Executive Director, Technology Transfer	Title:

Date:	December 12, 2023 | 8:44 AM PST	Date:

Exhibit A (A-1, A-2, A-3, A-4)

***

Exhibit B

Definitions

“AFFILIATE” means any corporation, licensee, partnership, joint venture, or other entity, which controls, is controlled by or is under common control with LICENSEE, as evidenced by the direct or indirect ownership of at least 50% of voting rights governing the entity or the contractual power to control such rights.

“COMBINATION PRODUCT” means a collection or group of products sold together (such as in a kit or package) that contains (i) a LICENSED PRODUCT and (ii) one or more other functional products (“Other Products”) that has been sold separately for use without the LICENSED PRODUCT and which is not essential to the use or practice of the LICENSED PRODUCT. For example, a diagnostic panel comprising a LICENSED PRODUCT and an independent diagnostic biomarker.

“CONFIDENTIAL INFORMATION” means information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with performance of this AGREEMENT that (i) concerns the LICENSED RIGHTS and has been maintained by the Disclosing Party as nonpublic or proprietary information, and (ii) is marked Confidential or otherwise expressly designated as Confidential. To be deemed CONFIDENTIAL INFORMATION, oral disclosures must (i) concern the LICENSED RIGHTS, have been maintained by the Disclosing Party as nonpublic or proprietary information, and be described in writing as confidential by the Disclosing Party within fourteen (14) days of disclosure to the Receiving Party. CONFIDENTIAL INFORMATION does not include information that (a) was already in the Receiving Party’s possession before the disclosure by the Disclosing Party; (b) has been published or is later published unless such publication is a breach of this AGREEMENT; (c) is received by the Receiving Party from a third party not under an obligation of confidentiality; or (d) is independently developed by the Receiving Party’s employees who did not have access to CONFIDENTIAL INFORMATION.

“DISCOVERED PRODUCT” means a product, material, or service that is identified, selected, or determined to have utility in whole or in part by the use of a LICENSED PRODUCT, including the use of a screening method or assay covered by the LICENSED RIGHTS.

“EXECUTION DATE” means the date that the last party to sign executes this AGREEMENT.

“FIELD OF USE” is defined in Exhibit A-1.

“FIRST COMMERCIAL SALE” means the first transfer by a LICENSEE for value of a LICENSED PRODUCT, with the exemption of materials transferred for use in a clinical trial at a nominal cost to the recipient.

“HUMANITARIAN PURPOSE” means practice of LICENSED RIGHTS in the prevention or treatment of disease in humans by or on behalf of any QUALIFIED HUMANITARIAN ORGANIZATION (including, for clarity, practice of LICENSED RIGHTS by contractors, manufactures or distributors acting for or on behalf of such QUALIFIE HUMANITARIANORGANIZATIONs on a fee-for-service, fee-for-product or charitable basis): (i) to manufacture LICENSED PRODUCTS anywhere in the world for the sole and express purposes of distribution and use of such LICENSED PRODUCTS in one or more LEAST DEVELOPED COUNTRIES, and (ii) to sell or otherwise distribute LICENSED PRODUCTS for use solely in one or more LEAST DEVELOPED COUNTRIES; provided, however, that sales and distribution of LICENSED PRODUCTS shall not be deemed made for humanitarian purposes unless products are distributed at locally-affordable prices.

“INNOVATORS” means the individuals who invented, authored, or created the LICENSED RIGHTS as identified in in Exhibit A-1.

“JHU INDEMNITEES” means JHU, The Johns Hopkins Hospital, The Johns Hopkins Health System Corporation, and their affiliated entities, their present and former trustees, officers, INNOVATORS, agents, faculty, employees, and students.

“LEAST DEVELOPED COUNTRY” means those jurisdictions so defined by the United Nations Country Classification in the most recent United Nations’ publication “Statistical Annex.”

“LICENSED PARTIES” means LICENSEE, AFFILIATE, and/or SUBLICENSEE (as applicable).

“LICENSED PATENTS” means the patents and patent applications listed on Exhibit A-1 and includes any foreign patent applications sharing the same disclosure, and any divisional, continuation, or reexamination applications of the listed patents or applications, and every patent that issues or reissues from such applications.

“LICENSED PRODUCT” means any service, process, method, material, compositions, drug, or other product that (i) comprises, constitutes, or embodies the LICENSED RIGHTS, (ii) requires use or practice of the LICENSED RIGHTS by LICENSED PARTIES or their customers, or (iii) is a DISCOVERED PRODUCT.

“LICENSED RIGHTS” means all rights respecting LICENSED PATENTS granted to LICENSEE in Article 2 of this AGREEMENT.

“LICENSED TERRITORY” means the territory specified in Exhibit A-1. “MILESTONE” means a diligence milestone or event specified in Exhibit A-3.

“NET SALES REVENUE” means and includes the gross value of everything of value received by LICENSED PARTIES as consideration for the SALE of LICENSED PRODUCTS or COMBINATION PRODUCTS, including the fair market value of equity, intangible rights, services, and other things of value realized from SALES except for SUBLICENSEE NON-ROYALTY CONSIDERATION, as that term is defined in Exhibit A- 2 of this AGREEMENT.

NET SALES REVENUE generated from COMBINATION PRODUCTS shall be determined with the formula: COMBINATION PRODUCT NET SALES REVENUE = NET SALES REVENUE *C/(C+D), where C is the total gross invoice price of the LICENSED PRODUCT when sold separately and D is the total gross invoice price of the Other Product(s) when sold separately.

NET SALES REVENUE excludes the following items, provided they are separately invoiced to and paid by a purchaser of LICENSED PRODUCTS and thereafter paid or remitted by LICENSEE:

●	import, export, excise and sales taxes, and custom duties;
●	shipping charges and transportation from the place of manufacture to the customer’s premises or point of installation.

“PATENT COSTS” means all costs of prosecuting and maintaining any LICENSED PATENT, including reasonable attorneys’ fees and expenses, and fees for patent filing(s), maintenance, annuities, translation, and defense against claims of infringement or invalidity, including fees and costs incurred in administrative proceedings or disputes pursuant to the America Invents Act of 2011 (such as an Inter Partes Review, Post Grant Review or Derivation Proceedings before the U.S. Patent Trial and Appeal Board), incurred by JHU. PATENT COSTS excludes PAST PATENT COSTS.

“PAST PATENT COSTS” means all PATENT COSTS that are incurred by JHU prior to the EXECUTION DATE of this AGREEMENT and are able to be billed to LICENSEE on the EXECUTION DATE. For the avoidance of doubt, those PATENT COSTS incurred before the EXECUTION DATE but not available for billing until after the EXECUTION DATE will be billed as PATENT COSTS.

“PATENT RIGHTS” means the rights granted to LICENSEE in respect of the LICENSED PATENTS (and subject to the rights reserved or maintained by JHU).

“QUALIFIED HUMANITARIAN ORGANIZATION” means any governmental agency, non-governmental agency or other not-for-profit organization that has as one of its bona fide missions to address the public health needs of underserved populations on a not-for-profit basis. For clarity, QUALIFIED HUMANITARIAN ORGANIZATIONS do not include non- governmental agencies and not-for-profit organizations that are formed or established for the benefit of any for-profit entity.

“ROYALTIES” means payments owed to JHU in consideration of the rights granted to LICENSED PARTIES under this AGREEMENT that are determined as a percentage of NET SALES REVENUE as explicitly set forth in Exhibit A-2 of this AGREEMENT.

“SALE” means a sale, license, lease, performance, transfer, delivery, contract to provide, or other disposition or conveyance for value of a LICENSED PRODUCT.

“SUBLICENSE” means an agreement in which LICENSEE (i) grants or otherwise transfers any of the LICENSED RIGHTS, (ii) agrees not to assert or seek a legal remedy for the practice of LICENSED RIGHTS, or (iii) creates an obligation to grant, assign or transfer any LICENSED RIGHTS to any other entity (other than an AFFILIATE).

“SUBLICENSEE” means any person or entity to which LICENSEE has granted a SUBLICENSE under this AGREEMENT.

“SUBLICENSE NON-ROYALTY CONSIDERATION” is defined in Exhibit A-2 of this AGREEMENT.

“VALID CLAIM” means any issued or pending claim of an unexpired, unabandoned, LICENSED PATENT that has not been conclusively revoked or declared unenforceable, unpatentable or invalid by a competent court or tribunal and which is unappealable or unappealed in the time allowed for appeal, and which has not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“VOUCHER” means a priority review voucher issued under 21 USC 351 or 21 USC 360 granted by the FDA or foreign equivalent that can be redeemed for any future use by LICENSEE or transferred to a THIRD PARTY, which is awarded for developing LICENSED PRODUCT currently or previously covered by a VALID CLAIM of a LICENSED PATENT. The aforementioned provision is enforceable regardless of whether LICENSED PRODUCT is ever offered for SALE.

“VOUCHER RECIPIENT” means any THIRD PARTY to which LICENSED PARTY has sold a VOUCHER.

“VOUCHER SALE” means the good faith sale, transfer or other disposition of a VOUCHER for value by LICENSEE that results in its ownership by, or the benefits of ownership flowing to, a VOUCHER RECIPIENT.

“VOUCHER TRANSFER REVENUE” means the amount of any and all consideration actually received by LICENSEE from a VOUCHER SALE to a VOUCHER RECIPIENT under or otherwise in connection with the transfer of a VOUCHER to a VOUCHER RECIPIENT less any tax payment due by LICENSEE for such transfer, excluding without limitation, other periodic licensing fees, option fees, MILESTONE payments, minimum annual royalties, distribution, joint marketing fee, and equity (i.e., payments for equity that exceed the pre-transfer fair market value of the equity), or equity exchanges.

“VOUCHER USE PAYMENT” has the meaning as defined in Exhibit A-2 of this AGREEMENT.

Exhibit C

Quarterly Sales and Royalty Report

Exhibit D

Diligence and Annual Report

LICENSEE Name:_____________________________________________________________________

JHU Agreement Number: _____A43355_____________________________________________________

JHU Reference Number(s) C04494,_____________ ,____________ , _______________,

Reporting Period: From_______________ To______________________

Please provide the following information in a separate document:

A description of progress by LICENSED PARTIES toward commercialization of LICENSED PRODUCTS, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or MILESTONES, name and location of manufacturers, market plans (if any), significant corporate transactions and documents sufficient to evidence each.

A description and documentation of all FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCT or LICENSED RIGHTS.

Certificate of Insurance or other evidence of insurance

___________is attached

Identification of all LICENSED PARTIES (AFFILIATE and SUBLICENSEE):

____________NONE

______________List attached with description of rights exercised.

SUBLICENSE(s) entered during the year:

_____________NONE

(copy of each SUBLICENSE attached)

A description of any Material Event (e.g., change of control, name change, or other significant change related to this AGREEMENT or LICENSEE:

___________NONE

Details:

Economic Development:

Number of Current Employees:

Full-time:

Part-time:

Interns:

Consultants:

Revenue for the immediately preceding six (6) month period:

Funding (copy and complete for each funding/investment received during the reporting period):

Funding Source:

Funding Type (Debt, Venture or Other):

Funding Amount:

Funding Date:

SEND DILIGENCE AND ANNUAL REPORT AND QUARTERLY SALES AND ROYALTY REPORT TO:

Via mail or private mail carrier:	Via email (Preferred):

Licensee Reporting Group	JHTVReports@JHU.EDU Expect Auto-Reply

Johns Hopkins Technology Ventures	No Auto-Reply?
The Johns Hopkins University	Contact:
1812 Ashland Avenue, Suite 110	Marlene Moore at
Baltimore, MD 21205	mmoore26@jhmi.edu or 410-614-0300
Telephone for overnight courier: 410-614-0300

Interested in reporting via our Licensee Reporting Portal? To request details about this reporting option.	Contact us at JHTVReports@JHU.edu

Exhibit E

Required Insurance Coverages

1.	Assumption of Liability. LICENSEE hereby assumes full liability for any, and all lawsuits, claims, demands, judgments, costs, fees (including attorney’s fees), expenses, injuries or losses arising from or relating to the LICENSED PRODUCTS.

2.	Insurance. LICENSEE will obtain and maintain Comprehensive General Liability Insurance with a reputable and financially secure insurance carrier acceptable to JHU. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT, LICENSEE will obtain and maintain in addition to the Comprehensive General Liability Insurance, Product Liability Insurance with a reputable and financially secure insurance carrier acceptable to JHU, to cover any liability arising from or relating to the LICENSED PRODUCTS. The insurance policy shall provide minimum coverage in the amounts and subject to the provisions below.

3.	General. LICENSEE shall obtain and maintain, in full force and effect and at LICENSEE’s sole cost and expense insurance policies providing:

a)	Commercial general liability insurance (including coverage and any necessary endorsements for products /completed operations as well as for clinical trials if any such trials are to be performed by or on behalf of LICENSEE) which provides, for each annual policy period, coverage of no less than the minimum limits specified below for injury, death and property damage resulting from each occurrence during the policy period; and

b)	If required by law, worker’s compensation insurance.

4.	Initial Policy Limits. The commercial general liability and products liability coverages shall have the following minimum limits:

a)	Commercial general liability: one million dollars ($1,000,000) each occurrence, two million dollars ($2,000,000) general aggregate. LICENSEE shall have thirty (30) days following the EXECUTION DATE to obtain such coverage.

b)	Products liability: From the date immediately prior to initial human testing or first Commercial SALE: $5,000,000 per claim and $10,000,000 in the aggregate.

c)	JHU may periodically evaluate the adequacy of the minimum coverage of insurance and coverage limits specified in this AGREEMENT. JHU reserves the right to require LICENSEE to adjust the insurance coverage by modifying the types of required coverages, the limits and/or financial rating and/or the method of financial rating of LICENSEE’s insurers as such changes are required of JHU by its insurance carrier. JHU shall provide LICENSEE with reasonable notice, contingent on JHU receiving timely notice from its insurance carrier, of any proposed modification, and, if so, requested by LICENSEE, discuss any proposed modifications in good faith.

5.	Policy Requirements. Each policy of insurance required by this AGREEMENT shall:

a)	be issued by reputable and financially secure insurance carriers having at least an A- rating (A- rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII,

b)	list each of JHU, its trustees, officers, employees, faculty, staff, students, agents, and their successors, heirs and assigns as additional insureds,

c)	be endorsed to provide that the insurer waives all subrogation rights it has or may have against any additional insured, and

d)	be primary in respect of all additional insureds.

6.	Evidence of Insurance. LICENSEE shall provide JHU with a Certificate of Insurance from each such insurer which evidences compliance by LICENSEE with its obligations under this AGREEMENT. Upon the request of JHU, LICENSEE shall provide JHU with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by LICENSEE under this AGREEMENT. Further, LICENSEE will not cancel or fail to renew the identified insurance without giving JHU at least thirty (30) days’ prior written notice of such cancellation.

7.	Primary Coverage. All insurance of LICENSEE will be primary coverage; other insurance of JHU and JHU INDEMNITEES will be excess and noncontributory.

8.	Clarifications. For the avoidance of doubt, the minimum insurance coverage and limits set forth in this AGREEMENT do not constitute a limitation on LICENSEE’s liability or obligations to indemnify or defend JHU and the JHU INDEMNITEES and any other additional insured under this AGREEMENT.

Certificate Of Completion
Envelope Id: 8D01FF8FD00546CEB17A4B1BB89B8F29		Status: Completed
Subject: ELA- A43355 (Inhibitor Therapeutics and Johns Hopkins University)
Source Envelope:
Document Pages: 34	Signatures: 5	Envelope Originator:
Certificate Pages: 5	Initials: 0	Johns Hopkins Technology Ventures
AutoNav: Enabled		3400 N Charles St
EnvelopeId Stamping: Enabled		Baltimore, MD 21218
Time Zone: (UTC-05:00) Eastern Time (US & Canada)		jhtv-signatures@jh.edu
IP Address: 35.247.59.63
Record Tracking
Status: Original	Holder: Johns Hopkins Technology Ventures	Location: DocuSign
December 12, 2023 | 09:48	jhtv-signatures@jh.edu

Signer Events	Signature	Timestamp
Brianna Walters	/s/ Brianna Walters	Sent: December 12, 2023 | 09:48
bwalte14@jh.edu		Viewed: December 12, 2023 | 09:56
Sr. Administrator Coordinator		Signed: December 12, 2023 | 09:57
JHTV
Security Level: Email, Account Authentication
(None)	Signature Adoption: Drawn on Device
Using IP Address: 162.129.251.21

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

Vera Sampels	/s/ Vera Sampels	Sent: December 12, 2023 | 09:57
vsampel2@jh.edu		Viewed: December 12, 2023 | 11:17
Security Level: Email, Account Authentication		Signed: December 12, 2023 | 11:17
(None)	Signature Adoption: Pre-selected Style
Using IP Address: 162.129.250.60

Electronic Record and Signature Disclosure:
Accepted: December 12, 2023 | 11:17
ID: 02a7e742-9571-4c1b-bc4d-f4581ed66f5c

Jeanine Pennington	/s/ Jeanine Pennington	Sent: December 12, 2023 | 11:17
jpennin5@jh.edu		Viewed: December 12, 2023 | 11:19
Director of Licensing		Signed: December 12, 2023 | 11:19
Security Level: Email, Account Authentication
(None)	Signature Adoption: Drawn on Device
Using IP Address: 162.129.252.234

Electronic Record and Signature Disclosure:
Accepted: September 12, 2022 | 18:29
ID: 3dc2a7d3-ffcd-45d8-b1a9-e7d1f8bfc2b4

Francis E. O’Donnell, Jr., MD	/s/ Francis E. O’Donnell, Jr., MD	Sent: December 12, 2023 | 11:19
feomdjr@gmail.com		Viewed: December 12, 2023 | 11:43
Security Level: Email, Account Authentication		Signed: December 12, 2023 | 11:43
(None)	Signature Adoption: Pre-selected Style
Using IP Address: 75.146.136.118

Electronic Record and Signature Disclosure:
Accepted: December 12, 2023 | 11:43
ID: 44bf3cac-7e95-42f6-b5f4-73615749928d

Steven L. Kousouris	/s/ Steven L. Kousouris	Sent: December 12, 2023 | 11:43
skousou1@jhu.edu		Viewed: December 12, 2023 | 11:44
Executive Director - JHTV		Signed: December 12, 2023 | 11:44
The Johns Hopkins University
Security Level: Email, Account Authentication
(None)	Signature Adoption: Pre-selected Style
Using IP Address: 162.129.252.228

Electronic Record and Signature Disclosure:
Accepted: December 12, 2023 | 11:44
ID: 990a9e78-9e3c-4b2a-be2f-0094e743deae

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	December 12, 2023 | 09:48
Certified Delivered	Security Checked	December 12, 2023 | 11:44
Signing Complete	Security Checked	December 12, 2023 | 11:44
Completed	Security Checked	December 12, 2023 | 11:44
Payment Events	Status	Timestamps
Electronic Record and Signature Disclosure

Electronic Record and Signature Disclosure created on: January 31, 2018 | 09:24

Parties agreed to: Vera Sampels, Jeanine Pennington, Francis E. O’Donnell, Jr., MD, Steven L. Kousouris

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, The Johns Hopkins University, through its Johns Hopkins Technology Ventures (“JHTV”) office, may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through your DocuSign, Inc. (“DocuSign”) Express user account.

Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to these terms and conditions, please confirm your agreement by clicking the ‘I agree’ button at the bottom of this document.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. For such copies, as long as you are an authorized user of the DocuSign system you will have the ability to download and print any documents we send to you through your DocuSign user account for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $[[0.00]] per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. To indicate to us that you are changing your mind, you must withdraw your consent using the DocuSign ‘Withdraw Consent’ form on the signing page of your DocuSign account. This will indicate to us that you have withdrawn your consent to receive required notices and disclosures electronically from us and you will no longer be able to use your DocuSign Express user account to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through your DocuSign user account all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

To advise JHTV of your new e-mail address

To let us know of a change in your e-mail address where we should send notices and disclosures electronically to you, you must send an email message to us at the appropriate email address from those listed in the “How to contact JHTV” Section above and in the body of such request you must state: your previous e-mail address and your new e-mail address.

In addition, you must notify DocuSign, Inc to arrange for your new email address to be reflected in your DocuSign account by following the process for changing e-mail in DocuSign.

To request paper copies from JHTV

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an e-mail, using one of the designated email accounts above, and in the body of such request you must state your e-mail address, full name, US Postal address, and telephone number.

To withdraw your consent with JHTV

To inform us that you no longer want to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your DocuSign account, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an e-mail to one of the email address listed below and in the body of such request you must state your e-mail, full name, Postal Address, telephone number, and account number. We do not need any other information from you to withdraw consent. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process.

Required hardware and software

Operating Systems:	Windows2000? or WindowsXP?
Browsers (for SENDERS):	Internet Explorer 6.0? or above
Browsers (for SIGNERS):	Internet Explorer 6.0?, Mozilla FireFox 1.0, NetScape 7.2 (or above)
Email:	Access to a valid email account
Screen Resolution:	800 x 600 minimum
Enabled Security Settings:
● Allow per session cookies

● Users accessing the internet behind a Proxy
Server must enable HTTP 1.1 settings via proxy connection

** These minimum requirements are subject to change. If these requirements change, we will provide you with an email message at the email address we have on file for you at that time providing you with the revised hardware and software requirements, at which time you will have the right to withdraw your consent.

Acknowledging your access and consent to receive materials electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please verify that you were able to read this electronic disclosure and that you also were able to print on paper or electronically save this page for your future reference and access or that you were able to e-mail this disclosure and consent to an address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format on the terms and conditions described above, please let us know by clicking the ‘I agree’ button below.

By checking the ‘I Agree’ box, I confirm that:

●	I can access and read this Electronic CONSENT TO ELECTRONIC RECEIPT OF ELECTRONIC RECORD AND SIGNATURE DISCLOSURES document; and

●	I can print on paper the disclosure or save or send the disclosure to a place where I can print it, for future reference and access; and

●	Until or unless I notify Johns Hopkins Technology Ventures as described above, I consent to receive from exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to me by Johns Hopkins Technology Ventures during the course of my relationship with you.

How to contact Johns Hopkins Technology Ventures:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:

For MTAs - MTA@jhu.edu;

For NDAs - NDA@jhu.edu;

For IIAs - JHTV-IIA@jhu.edu;

For Options and Licenses - JHTV-Agreements@jhu.edu;

For all other documents - JHTV-communications@jhu.edu.

Page 30 of 30